Exhibit 99

SPS Commerce Reports Second Quarter 2018 Financial Results

Company delivers 13% growth in recurring revenue over the second quarter of 2017

MINNEAPOLIS, July 26, 2018 (GLOBE NEWSWIRE) -- SPS Commerce, Inc. (NASDAQ:SPSC), a leader in retail cloud services, today announced financial results for the second quarter ended June 30, 2018.

Revenue was $61.1 million in the second quarter of 2018, compared to $54.1 million in the second quarter of 2017, reflecting 13% growth in revenue from the second quarter 2017. Recurring revenue grew 13% from the second quarter of 2017. Current and prior period financial results reflect the adoption of ASU 2014-09, Revenue from Contracts with Customers (Topic 606).

Net income in the second quarter of 2018 was $5.4 million or $0.31 per diluted share, compared to net income of $2.0 million, or $0.11 per diluted share, in the second quarter of 2017. Non-GAAP income per diluted share was $0.49, compared to non-GAAP income per diluted share of $0.23 in the second quarter of 2017.

Adjusted EBITDA for the second quarter of 2018 increased 53% to $12.1 million, compared to the second quarter of 2017.

“SPS Commerce has grown to be a leader in cloud-based supply chain management solutions by establishing and growing its network of strategic and consultative relationships with retailers and suppliers,” said Archie Black, President and CEO of SPS Commerce. “As consumer shopping habits and expectations continue to drive the need for retailers to evolve their omnichannel strategies, SPS leverages its platform and its network to deploy efficient and comprehensive solutions.”

“We posted a strong second quarter and we continue to make significant progress towards our 2020 goals and long term financial targets, proving efficiency in our business model while continually evolving and executing our go-to-market strategy,” said Kim Nelson, CFO of SPS Commerce.

Guidance

For the third quarter of 2018, revenue is expected to be in the range of $61.2 to $61.7 million.  Third quarter net income per diluted share is expected to be in the range of $0.22 to $0.24 with fully diluted weighted average shares outstanding of approximately 17.6 million shares.  Non-GAAP income per diluted share is expected to be in the range of $0.39 to $0.41. Adjusted EBITDA is expected to be in the range of $12.2 to $12.7 million.  Non-cash, share-based compensation expense is expected to be approximately $3.3 million, depreciation expense is expected to be approximately $2.4 million and amortization expense is expected to be approximately $1.1 million.

For the full year of 2018, revenue is expected to be in the range of $243.7 to $245.1 million, representing approximately 11% growth over 2017. Full year net income per diluted share is expected to be in the range of $0.94 to $0.98 with fully diluted weighted average shares outstanding of approximately 17.5 million shares.   Non-GAAP income per diluted share is expected to be in the range of $1.65 to $1.69. Adjusted EBITDA is expected to be in the range of $47.4 to $48.5 million. Non-cash, share-based compensation expense is expected to be approximately $12.7 million, depreciation expense is expected to be approximately $9.5 million, and amortization expense is expected to be approximately $4.4 million.

Quarterly Conference Call

SPS Commerce will discuss its quarterly results today via teleconference at 3:30 p.m. CT (4:30 p.m. ET). To access the call, please dial (877) 312-7508, or outside the U.S. (253) 237-1184, with Conference ID #6787124 at least five minutes prior to the 3:30 p.m. CT start time.  A live webcast of the call will also be available at www.investors.spscommerce.com under the Events and Presentations menu.  The replay will also be available on our website at www.investors.spscommerce.com.

About SPS Commerce

SPS Commerce perfects the power of trading partner relationships with the industry's most broadly adopted, retail cloud services platform. As a leader in cloud-based supply chain management solutions, we provide proven integrations and comprehensive retail performance analytics to thousands of customers worldwide. SPS Commerce has achieved 70 consecutive quarters of revenue growth and is headquartered in Minneapolis. For additional information, please contact SPS Commerce at 866-245-8100 or visit www.spscommerce.com.

SPS COMMERCE, SPS, SPS logo, RETAIL UNIVERSE, 1=INFINITY logo, AS THE NETWORK GROWS, SO DOES YOUR OPPORTUNITY, INFINITE RETAIL POWER, RETAIL UNIVERSE are marks of SPS Commerce, Inc. and Registered in the U.S. Patent and Trademark Office. RSX, IN:FLUENCE, and others are further marks of SPS Commerce, Inc. These marks may be registered or otherwise protected in other countries.

SPS-F

Use of Non-GAAP Financial Measures

To supplement its financial statements, SPS Commerce also provides investors with Adjusted EBITDA and Non-GAAP net income per share, both of which are non-GAAP financial measures. SPS Commerce believes that these non-GAAP measures provide useful information to management and investors regarding certain financial and business trends relating to its financial condition and results of operations. SPS Commerce's management uses these non-GAAP measures to compare the company's performance to that of prior periods for trend analyses and planning purposes. It uses Adjusted EBITDA for purposes of determining executive and senior management incentive compensation. These measures are also presented to the company's board of directors.

Adjusted EBITDA consists of net income adjusted for depreciation and amortization, interest expense, interest income, income tax expense, and stock-based compensation expense. SPS Commerce uses Adjusted EBITDA as a measure of operating performance because it assists the company in comparing performance on a consistent basis, as it removes from operating results the impact of the company's capital structure. SPS Commerce believes Adjusted EBITDA is useful to an investor in evaluating the company's operating performance because it is widely used to measure a company's operating performance without regard to items such as depreciation and amortization, which can vary depending upon accounting methods and the book value of assets, and to present a meaningful measure of corporate performance exclusive of the company's capital structure and the method by which assets were acquired.

Non-GAAP income per share consists of net income plus stock-based compensation expense, amortization expense related to intangible assets, and income tax effects of adjustments, divided by the weighted average number of shares of common stock outstanding during each period.  SPS Commerce includes an adjustment to non-GAAP income to reflect the income tax effects of the adjustments to GAAP net income. To quantify these tax effects, SPS Commerce recalculates income tax expense excluding the direct book and tax effects of the specific items constituting the non-GAAP adjustments (e.g., stock-based compensation expense). The difference between this recalculated income tax expense and GAAP income tax expense is presented as the income tax effect of the non-GAAP adjustments.

SPS Commerce believes non-GAAP income per share is useful to an investor because it is widely used to measure a company's operating performance.  These non-GAAP measures should not be considered a substitute for, or superior to, financial measures calculated in accordance with generally accepted accounting principles in the United States. These non-GAAP financial measures exclude significant expenses and income that are required by GAAP to be recorded in the company's financial statements and are subject to inherent limitations. SPS Commerce urges investors to review the reconciliation of its non-GAAP financial measures to the comparable GAAP financial measures that are included in this press release.

Forward-Looking Statements

This press release may contain forward-looking statements, including information about management's view of SPS Commerce's future expectations, plans and prospects, including our views regarding future execution within our business, the opportunity we see in the retail supply chain world and our performance for the third quarter and full year of 2018, within the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks, uncertainties and other factors which may cause the results of SPS Commerce to be materially different than those expressed or implied in such statements. Certain of these risk factors and others are included in documents SPS Commerce files with the Securities and Exchange Commission, including but not limited to, SPS Commerce's Annual Report on Form 10-K for the year ended December 31, 2017, as well as subsequent reports filed with the Securities and Exchange Commission. Other unknown or unpredictable factors also could have material adverse effects on SPS Commerce's future results. The forward-looking statements included in this press release are made only as of the date hereof. SPS Commerce cannot guarantee future results, levels of activity, performance or achievements. Accordingly, you should not place undue reliance on these forward-looking statements. Finally, SPS Commerce expressly disclaims any intent or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

SPS COMMERCE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited; in thousands, except share amounts)

	June 30,	December 31,
	2018	2017
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$125,385	$123,127
Short-term investments	47,352	40,192
Accounts receivable, less allowance for doubtful accounts of $864 and $763, respectively	28,171	24,897
Deferred costs	32,216	29,966
Other current assets	6,762	6,149
Total current assets	239,886	224,331
PROPERTY AND EQUIPMENT, net	18,136	16,856
GOODWILL	50,403	51,613
INTANGIBLE ASSETS, net	14,354	16,529
INVESTMENTS	4,922	5,206
OTHER ASSETS
Deferred costs	10,328	9,967
Deferred income tax asset	12,061	13,697
Other assets	1,583	1,539
Total assets	$351,673	$339,738
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$3,709	$4,463
Accrued compensation	14,347	15,228
Accrued expenses	4,758	4,712
Deferred revenue	24,191	17,863
Deferred rent	1,373	1,679
Total current liabilities	48,378	43,945
OTHER LIABILITIES
Deferred revenue	2,640	2,731
Deferred rent	4,290	3,064
Deferred income tax liability	1,676	1,887
Total liabilities	56,984	51,627
COMMITMENTS and CONTINGENCIES
STOCKHOLDERS’ EQUITY
Preferred stock, $0.001 par value; 5,000,000 shares authorized; 0 shares issued and outstanding	—	—
Common stock, $0.001 par value; 55,000,000 shares authorized; 17,475,360 and 17,249,153 shares issued; and 17,159,819 and 17,127,006 outstanding, respectively	17	17
Treasury stock, at cost; 315,541 and 122,147 shares, respectively	(17,684)	(5,815)
Additional paid-in capital	313,887	301,863
Retained earnings (accumulated deficit)	59	(8,611)
Accumulated other comprehensive (loss) income	(1,590)	657
Total stockholders’ equity	294,689	288,111
Total liabilities and stockholders’ equity	$351,673	$339,738

Subject to reclassification

SPS COMMERCE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited; in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
Revenues	$61,091	$54,092	$120,183	$105,971
Cost of revenues	20,402	18,191	40,160	35,521
Gross profit	40,689	35,901	80,023	70,450
Operating expenses
Sales and marketing	18,424	18,320	37,071	35,343
Research and development	5,293	5,369	10,425	10,474
General and administrative	9,974	8,139	20,104	15,966
Amortization of intangible assets	1,033	1,117	2,158	2,332
Total operating expenses	34,724	32,945	69,758	64,115
Income from operations	5,965	2,956	10,265	6,335
Other income (expense)
Interest income, net	547	242	961	433
Other income (expense), net	(168)	(102)	(322)	(162)
Total other income, net	379	140	639	271
Income before income taxes	6,344	3,096	10,904	6,606
Income tax expense	928	1,128	2,234	1,653
Net income	$5,416	$1,968	$8,670	$4,953

Net income per share
Basic	$0.32	$0.11	$0.51	$0.29
Diluted	$0.31	$0.11	$0.50	$0.29

Weighted average common shares used to compute net income per share
Basic	17,163	17,198	17,140	17,176
Diluted	17,549	17,378	17,446	17,384

SPS COMMERCE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited; in thousands)
	Six months ended
	June 30,
	2018	2017
Cash flows from operating activities
Net income	$8,670	$4,953
Reconciliation of net income to net cash provided by operating activities
Deferred income taxes	1,498	1,311
Depreciation and amortization of property and equipment	4,176	3,431
Amortization of intangible assets	2,158	2,332
Provision for doubtful accounts	985	873
Stock-based compensation	6,712	4,486
Other, net	(211)	9
Changes in assets and liabilities
Accounts receivable	(4,373)	(1,607)
Deferred costs	(2,621)	(3,213)
Other current and non-current assets	(710)	(3)
Accounts payable	189	195
Accrued compensation	(1,464)	(835)
Accrued expenses	62	206
Deferred revenue	6,237	6,017
Deferred rent	939	(249)
Net cash provided by operating activities	22,247	17,906
Cash flows from investing activities
Purchases of property and equipment	(6,481)	(3,334)
Purchases of investments	(52,116)	(22,350)
Maturities of investments	45,000	21,000
Acquisitions of businesses and intangible assets, net of cash acquired	(381)	(500)
Net cash used in investing activities	(13,978)	(5,184)
Cash flows from financing activities
Repurchases of common stock	(11,869)	—
Net proceeds from exercise of options to purchase common stock	5,120	1,244
Net proceeds from employee stock purchase plan	836	1,011
Net cash (used in) provided by financing activities	(5,913)	2,255
Effect of foreign currency exchange rate changes	(98)	890
Net increase in cash and cash equivalents	2,258	15,867
Cash and cash equivalents at beginning of period	123,127	115,877
Cash and cash equivalents at end of period	$125,385	$131,744

Subject to reclassification

SPS COMMERCE, INC.
NON-GAAP RECONCILIATION
(Unaudited; in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
Net income	$5,416	$1,968	$8,670	$4,953
Depreciation and amortization of property
and equipment	2,093	1,740	4,176	3,431
Amortization of intangible assets	1,033	1,117	2,158	2,332
Interest income, net	(547)	(242)	(961)	(433)
Income tax expense	928	1,128	2,234	1,653
Stock-based compensation expense	3,179	2,186	6,712	4,486
Adjusted EBITDA	$12,102	$7,897	$22,989	$16,422

Net income	$5,416	$1,968	$8,670	$4,953
Stock-based compensation expense	3,179	2,186	6,712	4,486
Amortization of intangible assets	1,033	1,117	2,158	2,332
Income tax effects of adjustments	(1,027)	(1,213)	(2,180)	(3,355)
Non-GAAP income	$8,601	$4,058	$15,360	$8,416

Shares used to compute non-GAAP income per share
Basic	17,163	17,198	17,140	17,176
Diluted	17,549	17,378	17,446	17,384

Non-GAAP income per share
Basic	$0.50	$0.24	$0.90	$0.49
Diluted	$0.49	$0.23	$0.88	$0.48

Contact:
Investor Relations
The Blueshirt Group
Irmina Blaszczyk
Lisa Laukkanen
SPSC@blueshirtgroup.com
415-217-4962